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FRANKLIN BANCORPORATION, INC.

EXHIBIT 11


COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE:

(DOLLARS IN THOUSANDS - EXCEPT PER SHARE DATA)




                                                                       FOR THE THREE MONTH PERIOD
                                                                             ENDED MARCH 31,
                                                                      1997                    1996
                                                                      ----                    ----
Net earnings                                                      $    1,383             $      964

Primary earnings (A)                                                   1,383                    964

Fully diluted earnings (B)                                             1,383                    964

Weighted average shares outstanding                                6,487,577              6,317,892

Dilutive common stock equivalents for primary
 earnings per share                                                  399,961                287,130
                                                                  ----------             ----------


Weighted average shares and common equivalent shares
 outstanding for primary earnings per share (C)                    6,887,538              6,605,022


Equivalent shares assuming full dilution                             400,043                287,130
                                                                  ----------             ----------

Weighted average shares and common equivalent
shares for fully diluted earnings per share (D)                    6,887,620              6,605,022


Earnings per share

Primary (A)/(C)                                                   $     0.20             $     0.15

Fully diluted (B)/(D)                                             $     0.20             $     0.15
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